Exhibit 10.14

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, IDENTIFIED BY [***], HAS BEEN EXCLUDED FROM THIS DOCUMENT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT CHROMOCELL THERAPEUTICS CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL.

DEVELOPMENT AND LICENSE AGREEMENT

BY AND BETWEEN

BENUVIA OPERATIONS, LLC

AND

CHROMOCELL THERAPEUTICS CORP.

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement, made as of December 23, 2023 (the “Effective Date”), is by and between Benuvia Operations, LLC, a Delaware limited liability company, with principal offices located at 3950 N. Mays Street Round Rock, Texas 78665 (“Benuvia”) and Chromocell Therapeutics Corporation, a Delaware corporation, with principal offices located at 685 US-1, North Brunswick Township, NJ 08902 (“Chromocell”). Each of Benuvia and Chromocell may be referred to herein, individually, as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, Benuvia is in the business of developing, marketing and selling, pharmaceutical and therapeutic products;

WHEREAS, Chromocell is in the business of developing, marketing and selling pharmaceutical and therapeutic products to alleviate pain; and

WHEREAS, Chromocell desires to acquire rights to develop Benuvia’s technology relating to Diclofenac, Rizatriptan, and Ondansetron in the Territory (as defined herein), and Benuvia is willing to grant such rights on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, Benuvia and Chromocell, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS AND EFFECTIVE DATE OF AGREEMENT

1.1.          Definitions. Capitalized terms used in this Agreement are set forth on Schedule I.

ARTICLE II.
ROLES AND RESPONSIBILITIES

2.1.          Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Chromocell shall use Commercially Reasonable Efforts to develop, obtain and maintain Marketing Approval with respect to the manufacture and Commercialization of each Licensed Product first in the United States and in such other countries and at such times throughout the Territory as are commercially reasonable, optimal and viable throughout the Term of this Agreement.

2.2.          Development Plan

2.2.1.     Within 180 days after the Effective Date, and for each Licensed Product, Chromocell shall prepare and deliver to Benuvia, for Benuvia’s review and reasonable approval, an initial written development plan which shall include the anticipated activities for the twelve (12) month period following delivery of development plan to Benuvia (the “Development Plan”); Said Development Plan shall include a general timeline for Regulatory Activities and projections for required clinical studies. The Parties shall have check in meetings approximately every six (6) months during which Chromocell shall update Benuvia on its progress meeting development goals as set forth in each Development Plan and advising on obstacles to successful development of each Licensed Product. Such meetings may be conducted by videoconference, teleconference or in person. Chromocell shall update each Development Plan as provided in Section 2.6.

2.2.2.     Chromocell shall commence development of each Licensed Product within eighteen (18) months of the Effective Date. If, in Benuvia’s reasonable judgment, Chromocell has not commenced meaningful Licensed Product development (“meaningful” includes, by way of example, not limitation, having a FDA submitted protocol in place) for each Licensed Product within eighteen (18) months of the Effective Date, or discontinues active Licensed Product development for a period in excess of ninety (90) days after beginning Licensed Product development for each Licensed Product, as applicable, Chromocell must, within thirty (30) days after Benuvia’s written request, provide Benuvia with a revised Development Plan for the affected Licensed Product. Benuvia shall review the revised Development Plan and if Benuvia’s reasonable judgement Benuvia deems the revised Development Plan to be unsatisfactory, unworkable or the timeline(s) unreasonably long for reasons that are the direct result of matters that are in Chromocell’s reasonable control including Chromocell’s inaction or inattention but where said matters are not directly related to Benuvia’s breach of this Agreement (“Rejected Development Plan”) then Benuvia shall have the right, in its sole discretion, to terminate this Agreement in its entirety or on a Licensed Product by Licensed Product basis, in accordance with Section 10.2.1.

2.3.          Pre-Launch Activities. Chromocell shall have sole responsibility, at its sole cost and expense, for all research, development and Commercialization activities with respect to each Licensed Product, including, without limitation, Regulatory Activities, validation, testing, stability, any required clinical trials or additional studies and preparing, filing and obtaining registration, approvals, including pricing and reimbursement, permits, and Marketing Approval for the manufacture and Commercialization of each Licensed Product in the Territory.

Notwithstanding the foregoing, Benuvia shall be Chromocell’s sole provider of Development and Regulatory Services (as defined below) with respect to each Licensed Product, in consideration of Chromocell’s payment of the fees set forth in this paragraph. Benuvia shall provide said Development and Regulatory Services to Chromocell at a rate that is [***] percent ([***]%) lower than that provided to any other customer of Benuvia. For the avoidance of doubt, such rates offered by Benuvia to its other customers shall be market rates generally offered in the pharmaceutical industry. Benuvia shall invoice Chromocell for the costs associated with such Development and Regulatory Services on a monthly basis in arrears, and Chromocell shall pay all such invoices within thirty (30) days of the date of invoice. As set forth in this Section, Development and Regulatory Services shall mean all areas where Benuvia has regulatory and CMC capabilities and shall include stability testing.

Should Benuvia be in breach of its obligations to provide the Development and Regulatory Services to Chromocell for any Licensed Product, Chromocell shall have the right, notwithstanding any language to the contrary in this Agreement, upon prior written notice to Benuvia to engage a Third Party to provide development and regulatory services with respect to such Licensed Product.

Benuvia shall provide, at its sole cost and expense, the regulatory documentation for the CMC portion of regulatory filings including stability documentation (but for clarity, stability testing is at Chromocell’s sole cost and expense), required drug-device information and the CMC components of any regulatory filings including for the IND and NDA. The timeline for Benuvia’s preparation of any CMC filings shall be negotiated and agreed to by the Parties in writing.

2.4.          Regulatory Activities

2.4.1.     Responsibility. Chromocell (or its Affiliates as determined by Chromocell) shall be responsible for the preparation and filing and, subject to the terms of this Agreement, shall be the holder of Marketing Approvals for each Licensed Product within the Territory and all meetings and communications with Regulatory Authorities in connection therewith, including labeling discussions and decisions.

2.4.2.     Meetings with Regulatory Authorities. Chromocell shall be responsible for all interactions with Regulatory Authorities regarding each Licensed Product in the Territory. Benuvia shall have the right to appoint a representative to attend and participate in major planning meetings occurring before or after any meetings with Regulatory Authorities. In order to have an opportunity to effectively participate in the foregoing meetings, Benuvia shall be provided reasonably in advance with notice of the meetings with Regulatory Authorities and the materials prepared for the meetings in sufficient time for Benuvia to review and comment on the materials prepared for the meetings with Regulatory Authorities.

2.4.3.     Regulatory Documentation. Prior to filing any Regulatory Documentation with a Regulatory Authority, but in no event fewer than ten (10) Business Days prior to filing such Regulatory Documentation, Chromocell shall forward or otherwise make available to Benuvia the relevant Regulatory Documentation and shall afford Benuvia the opportunity to review and comment on such Regulatory Documentation (prior to the filing thereof), and Chromocell shall reasonably consider Benuvia’s comments.

2.4.4.     Communications from Regulatory Authorities. If either Party receives written or material oral communications from a Regulatory Authority relating to any activities subject to the Agreement, the Party receiving such communication shall promptly notify the other Party and provide a copy of any written communication and a summary of oral communications, as the case may be, as soon as reasonably practicable and in no case later than three (3) Business Days thereafter.

2.5.          Labeling; Promotion and Sale of Products. Subject to applicable law, Chromocell (or its Affiliates or Chromocell Sublicensees, as applicable) shall have sole responsibility for including any warning labels for each Licensed Product, packaging for each Licensed Product and instructions as to the use of each Licensed Product. Chromocell shall promote each Licensed Product only accordance with applicable law and consistent with the label uses set forth in this Section 2.5.

2.6.          Status Reports. Chromocell shall provide Benuvia a written Development Plan and report for each Licensed Product at least forty-five (45) days prior to each anniversary of the Effective Date of each year during the Term, describing in reasonable detail activities undertaken by and on behalf of Chromocell (or its Affiliates or Chromocell Sublicensees, as applicable) in the research, development, and Commercialization of each Licensed Product within the Territory, the results achieved since the last report and activities planned for the subsequent twelve (12) month period. In addition, Chromocell shall respond within a reasonable time period, but not more than thirty (30) days, to reasonable requests from Benuvia for additional information as to Chromocell’s progress and results with respect to such efforts.

ARTICLE III.
SUPPLY AND SAFETY REPORTING

3.1.          Manufacture and Supply.

3.1.1.     Subject to the provisions of this Section 3.1, Benuvia shall exclusively manufacture (or have manufactured) and exclusively supply each Licensed Product in the Territory for clinical development and Commercialization to Chromocell, and Chromocell shall purchase each Licensed Product exclusively from Benuvia, pursuant to a Manufacturing and Supply Agreement to be negotiated in good faith by the Parties and entered into promptly after the Effective Date (the “Supply Agreement”).

3.1.2.     The initial sale price per unit for each Licensed Product payable by Chromocell to Benuvia pursuant to the Supply Agreement shall be subject to good faith negotiations between the Parties; provided that the initial price for each Licensed Product and the price for each Licensed Product during the Term in no event shall be less than Benuvia’s Fully Burdened Cost of manufacturing the respective Licensed Product plus a gross margin to Benuvia of [***] percent ([***]%). The price for each Licensed Product shall be subject to an annual increase in amounts equal to the percentage change in the Producer Price Index, Pharmaceutical Preparations as published by the U.S. Department of Labor, Bureau of Labor Statistics.

3.1.3.     After twelve (12) months following the First Commercial Sale of each respective Licensed Product in the Territory, and provided that Chromocell is not in breach of this Agreement or the Supply Agreement, upon at least sixty (60) days’ prior written notice to Benuvia, Chromocell shall have the right to offer the manufacture of each Licensed Product to Third Parties having expertise in the industry with products similar to the respective Licensed Product, which Third Parties shall be reasonably acceptable to Benuvia, such acceptance not to be unreasonably withheld or delayed; provided, however, that such Third Parties may not be direct competitors of Benuvia unless Chromocell refrains from providing direct competitor Third Parties with Benuvia’s Confidential Information without an agreement in place approved by Benuvia, not to be unreasonably withheld or delayed, to protect said Confidential Information; provided, however, that Chromocell shall only divulge such Confidential Information during the offer process, if any, that is strictly necessary for such Third Party to prepare its proposal for the manufacture of said Licensed Product. In the event that the manufacturing price of a Licensed Product at the same volume of production and substantially in conformance with other terms under the Supply Agreement is lower than the price offered by Benuvia pursuant to the Supply Agreement by more than [***] percent ([***]%) (the “Adjusted Price”), Chromocell shall have the right to have such Third Party manufacture and supply said Licensed Product to Chromocell. In such event, the Parties and such Third Party manufacturer shall enter into a mutually acceptable technology transfer or other suitable written agreement. The Parties agree that Chromocell may not exercise the right under this Section 3.1.3 more than [***] every year.

3.1.4.     Notwithstanding anything to the contrary contained in Section 3.1.3, Benuvia shall have a first right of refusal to match the Adjusted Price offered by the Third Party with respect to any Licensed Product. Therefore, at such time Chromocell commences negotiations with a Third Party related to the manufacture of any Licensed Product at the Adjusted Price, it shall notify Benuvia in writing of such circumstance (the “ROFR Notice”) and Benuvia shall have a right of first refusal to manufacture and supply said Licensed Product at the Adjusted Price and detailed in the ROFR Notice. Within thirty (30) business days after receipt of the ROFR Notice, Benuvia shall notify Chromocell if Benuvia is interested in manufacturing and supplying said Licensed Product at the same conditions, taken as a whole, offered to such Third Party and detailed in the ROFR Notice. In such case, Chromocell shall be bound to continue purchasing said Licensed Product from Benuvia at the same conditions offered to such Third Party and detailed in the ROFR Notice, subject to the good faith negotiation of an amendment to the Supply Agreement with respect to the Adjusted Price. If Benuvia elects not to exercise its right of first refusal or fails to give notice of its intention within the 30-day period, Chromocell shall be free to enter into a manufacturing and supply agreement with such Third Party for the manufacture and supply of said Licensed Product at the Adjusted Price and terms not more favorable to the Third Party than those stated on the ROFR Notice. In the event Chromocell and such Third Party fail to enter an agreement within ninety (90) days or agree on different terms, any agreement or intention to enter such agreement shall be considered as a new offer and therefore again subject to Benuvia’s right of first refusal set forth herein.

3.2.          Safety Reporting.

3.2.1.     Responsibility. Chromocell or its designee shall maintain a global adverse event database for each Licensed Product for all jurisdictions in the Territory in which Chromocell (or its Affiliates or Chromocell Sublicensees, as applicable) is Commercializing the Licensed Product and shall be responsible for compliance with all applicable laws relating to adverse event reporting, device failure or patient injury (collectively, “Adverse Event”) and the conduct of clinical trials conducted by or on behalf of Chromocell and reporting obligations relating thereto required by applicable laws worldwide and in the Territory (including annual safety reports, periodic safety update reports and quarterly line listings). Chromocell shall maintain the adverse event database for each Licensed Product in the Territory and shall be responsible for compliance with all applicable laws relating to Adverse Events and the conduct of clinical trials and reporting obligations relating thereto required by applicable laws and in the Territory (including annual safety reports, periodic safety update reports and quarterly line listings). Benuvia shall report to Chromocell promptly in writing, in order to permit Chromocell to comply with its reporting obligations under applicable law, all Adverse Event reports occurring in the Territory with respect to any Licensed Product of which Benuvia becomes aware.

3.2.2.     Safety Data Exchange Agreement. Within six (6) months of the Effective Date, but in any event prior to commencement of Commercialization of each respective Licensed Product by Chromocell, the Parties shall negotiate in good faith and finalize a separate Safety Data Exchange Agreement (the “Safety Data Exchange Agreement”), the terms of which shall be consistent with the provisions of subsection 3.2.1 above, and which shall set forth the obligations, procedures and timelines for the exchange of information pertaining to the safety reporting obligations, including Adverse Events observed in clinical trials. The Safety Data Exchange Agreement shall address the timing of any communication responsibilities as between the Parties in order for each Party to meet its obligations to the appropriate Regulatory Authority. Unless regulatory compliance requires more frequent exchange of safety data between the Parties, the Safety Data Exchange Agreement shall provide for at least an annual exchange of such information between the Parties.

3.2.3.     Safety Oversight Working Group. Within three (3) months of the Effective Date, or at such later time as the Parties may mutually agree in writing, the Parties shall enter into a pharmacovigilance agreement for each Licensed Product in the Territory, if appropriate, pursuant to which the Parties shall implement processes and procedures for sharing information as required for each Party’s compliance with its regulatory and pharmacovigilance responsibilities. Any agreed-upon procedures shall not be construed to restrict either Party’s ability to take action that it deems to be appropriate or required of it under the applicable regulatory requirements, but when permitted by applicable laws and regulations, the Parties shall consult with each other before taking such action.

3.2.4.     Costs. Each Party shall bear its own costs and expenses incurred in connection with its activities under this Section 3.2.

3.2.5.     Access. Data in each global Adverse Event database shall be property of Chromocell; provided, however, that Benuvia shall have access to all such data and all use of such data by each Party shall only be in accordance with applicable law.

ARTICLE IV.
LICENSE GRANT

4.1.          License Grant from Benuvia to Chromocell.

4.1.1.     Subject to the terms and conditions of this Agreement, Benuvia as of the Effective Date hereby grants to Chromocell an exclusive (even as to Benuvia), worldwide, royalty-bearing, transferable in accordance with Section 12.5.1 (entitled Assignment Provisions) license under Licensed Process Intellectual Property to research, develop, make or have made (subject to Section 3.1 entitled Manufacture and Supply), use, import, market, offer for sale, and sell each Licensed Product in the Territory.

4.1.2.     Retained Rights. Except for the licenses expressly granted to Chromocell pursuant to this Agreement, Benuvia grants no other rights or licenses, including any other rights or licenses under the Licensed Process Patent Rights and the Licensed Process Know-How, or under any other Patent Rights, Know-How or other intellectual property rights of Benuvia, whether by implication, estoppel or otherwise.

4.2.          Sublicenses.

4.2.1.     Sublicensing. The rights granted to Chromocell by Benuvia under Section 4.1 may be extended by Chromocell to an Affiliate and, subject to terms and conditions of this Agreement, may be sublicensed at any tier to a Chromocell Sublicensee. Chromocell shall, within ten (10) Business Days after signature, provide Benuvia with a copy of each agreement with a Chromocell Sublicensee executed by Chromocell or any of its Affiliates, which shall be treated as the Confidential Information of Chromocell; provided, however, that in addition such copy may be subject to redaction as Chromocell reasonably believes is necessary to protect confidential and proprietary information not required for Benuvia to confirm compliance with the terms and conditions of this Agreement.

4.2.2.     Performance by Affiliates and Sublicensees. Chromocell shall be responsible for performance by each Affiliate and Chromocell Sublicensee of its obligations under this Agreement. Each sublicense granted by Chromocell pursuant to this Section 4.2 shall contain terms and conditions consistent with this Agreement. Without limiting the foregoing, each sublicense agreement shall contain the following provision: an automatic license to Chromocell, with the right to grant a further license to Benuvia pursuant to the terms and conditions of this Agreement, to any Know-How and under any Patent Rights that shall fall under the definition of Chromocell Products Know-How or Chromocell Product Patent Rights when Controlled by Chromocell.

4.3.          License Grant from Chromocell to Benuvia. Solely upon (i) expiration of the Royalty Term for each applicable Licensed Product, (ii) Benuvia’s termination of this Agreement pursuant to Section 10.2 or (iii) Chromocell’s termination of this Agreement pursuant to Section 10.4, and as to (i), (ii) and (iii) otherwise subject to the terms and conditions of this Agreement, and provided that Benuvia is not in breach of this Agreement, Chromocell hereby grants to Benuvia and its Affiliates a royalty-free (except as set forth in Section 10.4.2), perpetual, fully paid-up, transferable in accordance with Section 12.5 (entitled Assignment Provisions), worldwide, nonexclusive, sublicensable at any tier, license under Chromocell Product Know-How and Chromocell Product Patent Rights that is necessary or materially useful to research, develop, make, have made, import, use, offer for sale and sell each applicable Licensed Product; provided, however, that such license grant shall not include (i) any intellectual property rights generated by or on behalf of Chromocell which is not directly related to the research, development, manufacture or use of each applicable Licensed Product, and/or (ii) any intellectual property rights relating to Chromocell’s existing products, existing development candidates, future products or future product candidates other than the Licensed Products.

Chromocell shall not assign, transfer or grant any rights, title or interest to any Third Party to any Know-How or Patent Rights related to any Licensed Product to the extent said grant of such rights would prevent the grant of rights from Chromocell to Benuvia under this Section 4.3.

Retained Rights. Except for the licenses expressly granted to Benuvia pursuant to this Agreement, Chromocell grants no other rights or licenses to Patent Rights, Know-How or other intellectual property rights of Chromocell, whether by implication, estoppel or otherwise.

4.4.          Exclusivity. During the period commencing on the Effective Date and ending with the Term of this Agreement, neither Chromocell nor any of its Affiliates or their respective Chromocell Sublicensees shall market, promote, offer for sale, manufacture, distribute or sell any Diclofenac Product, any Rizatriptan Product, or any Ondansetron Product that is not a Licensed Product without prior discussion and consultation, with and consent of, Benuvia, not to be unreasonably withheld or delayed. In the event Chromocell obtains Benuvia’s consent as set forth in the preceding sentence and Chromocell then elects to market, promote, offer for sale, manufacture, distribute or sell any Diclofenac Product, Rizatriptan Product, or Ondansetron Product that is not a Licensed Product, such product shall be treated as a Licensed Product for the purpose of determining royalties payable by Chromocell under Section 5.2.

During the period commencing on the Effective Date and ending with the Term of this Agreement, neither Benuvia nor any of its Affiliates or their respective Benuvia Sublicensees shall market, promote, offer for sale, manufacture, distribute or sell any sublingual or intranasal dosage form of each of Diclofenac Product, Rizatriptan Product, Ondansetron Product, or NSAID product without prior discussion and consultation with and consent of Chromocell not to be unreasonably withheld or delayed.

4.5.          Assignment of IND. Benuvia hereby transfers and assigns to Chromocell Benuvia’s entire right, title and interest in and to all INDs in Benuvia’s Control with respect to all Licensed Products. Within thirty (30) days of the Effective Date, Benuvia shall submit one or more letters to the FDA as required by the FDA to effect the foregoing assignment, substantially in the form of Exhibit A. and Chromocell shall promptly submit to the FDA the letter(s) and forms required by the FDA to complete the assignment of the IND. The Parties shall continue to cooperate with respect to the documentation required by the FDA to complete the assignment with time being of the essence.

ARTICLE V.
FINANCIAL PROVISIONS

5.1.          License Fee. Simultaneously with the execution and delivery of this Agreement, and subject to Benuvia granting license rights to Chromocell as set forth under the terms and conditions of this Agreement, Chromocell shall issue to Benuvia the following issuance: 3,458,033 shares of Chromocell’s common stock, par value $0.0001, which shall be subject to any future reverse stock split or similar transaction of Chromocell’s common stock (the “License Fee”). The Parties shall negotiate in good faith and enter into a Stock Issuance Agreement memorializing the License Fee, substantially in the form of Exhibit B attached hereto (the “Stock Issuance Agreement”). Notwithstanding any language to the contrary in this Agreement or the Stock Issuance Agreement, the License Fee is non-refundable and non-creditable.

5.2.          Royalty Payments by Chromocell. Chromocell shall pay Benuvia royalties on Net Sales for each Licensed Product in the Territory, calculated at the royalty rate of 6.5%. Net Sales shall include sales by Chromocell’s Affiliates and Sublicensees.

5.3.          Royalty Term. Royalties under Section 5.2 shall be payable on a country-by-country basis in the Territory during the period commencing on the First Commercial Sale of a Licensed Product in any country in the Territory and ending upon the later to occur of (a) the date of expiration of the last Valid Claim of an issued patent within Benuvia Patent Rights Covering the respective Licensed Product in the country of sale or country of manufacture; or (b) fifteen (15) years from the date of First Commercial Sale of the respective Licensed Product under this Agreement in any country (the “Royalty Term”).

5.4.          Payments; Reports.

5.4.1.     Chromocell shall pay to Benuvia all royalties due on Net Sales received in a calendar quarter within forty-five (45) days of the end of such calendar quarter.

5.4.2.     Commencing with the First Commercial Sale and thereafter during the Term, Chromocell shall furnish to Benuvia written reports (hereinafter the “Quarterly Financial Report”), within forty-five (45) days following the end of each calendar quarter, whether or not royalties or other payments are due, stating either that no royalties or other payments are due or showing: (i) the Net Sales in each country in the Territory in local currency during the relevant calendar quarter and Net Sales in United States dollars (USD) translated from local currency using the applicable currency rate prior to calculating the royalty payable in accordance with Section 5.6; (ii) gross amount invoiced on sales of each Licensed Product used to calculate Net Sales and a complete and detailed accounting of all deductions under the Net Sales definition by category; and (iii) the royalties which shall have accrued hereunder in respect to Net Sales.

5.4.3.     Chromocell shall pay all amounts due under this Agreement in United States dollars (USD) to such account(s) to which Benuvia provides written notice to Chromocell.

5.5.          Taxes.

5.5.1.     Chromocell shall make all payments to Benuvia under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required on behalf of Benuvia by law in effect at the time of payment.

5.5.2.     Any tax required to be withheld on amounts payable under this Agreement on behalf of Benuvia shall promptly be paid by Chromocell on behalf of Benuvia to the appropriate governmental authority, and Chromocell shall furnish Benuvia with proof of payment of such tax.

5.5.3.     Chromocell and Benuvia shall cooperate with respect to all documentation required by any taxing authority or reasonably requested by Chromocell to secure a reduction in the rate of applicable withholding taxes.

5.6.          Currency Exchange. With respect to sales of any Licensed Product sold in a currency other than U.S. dollars, such amounts shall be expressed in the U.S. dollar equivalent calculated by applying the currency conversion as published in The Wall Street Journal first New York edition on the last Business Day of the relevant calendar quarter.

5.7.          Late Payments. Chromocell shall pay interest to Benuvia on the aggregate amount of any invoices that are not paid and not the subject of a good faith dispute on or before the date such payments are due under this Agreement at a rate equal to the lesser of the maximum permitted by applicable law or one and one-half percent (1.5%) per month, calculated based on the number of days such payments are paid after the date such payments are due.

5.8.          Records and Audits. Chromocell shall keep, and shall require its Affiliates and the Chromocell Sublicensees to keep, complete and accurate records relating to the calculations of Net Sales for the then current calendar year, and during the preceding three (3) calendar years. Benuvia shall have the right, once annually, to have an independent, certified public accounting firm reasonable acceptable to Chromocell review any such records of Chromocell its Affiliates and Chromocell Sublicensees (the “Audited Party”) upon reasonable written notice, but not less than thirty (30) days’ notice, and during regular business hours and under obligations of confidentiality (including with respect to the independent, certified public accounting firm), for the sole purpose of verifying the basis and accuracy of payments made and deductions taken under Article V of this Agreement. Benuvia shall promptly provide Chromocell a copy of any audit report generated pursuant to this Section. In the event such inspection leads to the discovery of a discrepancy to Benuvia’s detriment, Chromocell shall, within thirty (30) days after receipt of the report from the accounting firm, pay the amount of the discrepancy, plus interest on the underpayment in accordance with Section 5.7. Benuvia shall pay the full reasonable cost of the review unless the underpayment of amounts due to Benuvia is greater than five percent) of the amount due for any calendar year being examined, in which case Chromocell shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by Chromocell revealed by an examination shall be credited against future royalties due on Net Sales under this Agreement. In the event of any dispute between the Parties regarding the results of such audit, the independent certified public accountants of Chromocell and Benuvia shall select a third independent certified public accountant to resolve such dispute. The costs of the third independent certified public accountant shall be borne equally by each Party.

ARTICLE VI.
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS

6.1.          Inventorship. All Improvements, whether or not reduced to practice, Know-How and other forms of intellectual property rights arising from or relating to a Party’s activities under this Agreement, including, but not limited to activities conducted by or on behalf of such Party, its Affiliates or Sublicensees, and any Patent Rights claiming such Improvements that arise from such activities after the Effective Date, shall be owned by such Party; provided, that in the case of any such inventions, Know-How and other forms of intellectual property rights generated by or on behalf of the Parties jointly (including by their respective Affiliates or sublicensees on their behalf), shall be owned by the Parties jointly, in each case, subject to the rights and licenses granted hereunder (as applicable) and thus subject to the royalty payments set forth in Section 5.2 and Section 10.4.2. Inventorship for patentable inventions conceived during the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

6.2.          Ownership.

6.2.1.     General. Subject to the licenses and rights granted to Chromocell under this Agreement, as between the Parties, Benuvia shall own the entire right, title and interest in and to any and all Licensed Process Intellectual Property. Subject to the license rights granted to Benuvia under this Agreement, as between the Parties, Chromocell shall own the entire right, title and interest in and to any and all Chromocell Product Know-How and Chromocell Product Patent Rights.

6.2.2.     Inventor Assignment Agreements. Starting on the Effective Date and thereafter, Benuvia shall use reasonable efforts to obtain invention assignment agreements (“Invention Assignment Agreements”) from all inventors to the Licensed Patents (each, an “Inventor”). Promptly after Benuvia’s receipt of each said Invention Assignment Agreement signed by each applicable Inventor, Benuvia shall file and record each said Invention Assignment Agreement with the United States Patent and Trademark Office at its sole cost and expense.

6.3.          Prosecution and Maintenance of Patent Rights.

6.3.1.     Licensed Process Intellectual Property. Chromocell shall, at Chromocell’s expense and at Chromocell’s discretion, file, conduct prosecution, and maintain (including the prosecution or defense of any interference or opposition proceedings) all Licensed Process Patent Rights, that are not expired or abandoned, in Benuvia’s name and Benuvia shall cooperate with Chromocell, at Benuvia’s sole cost and expense, as reasonably requested by Chromocell relating thereto; provided, however, that Chromocell at its sole discretion may attempt, but shall have no obligation, unless the Parties otherwise agree in writing, to revive any Licensed Patent expired or abandoned as of the Effective Date. Chromocell shall provide Benuvia copies of all substantive prosecution papers related to Licensed Process Patent Rights with claims Covering any Licensed Product with respect to uses sent to or received from patent offices in the Territory. With respect to such patent applications containing material not previously filed that is intended to be filed in patent offices in the Territory, Chromocell shall use reasonable efforts to provide Benuvia with a draft of each such filing reasonably in advance of submission and shall consider in good faith any comments regarding such draft application that Benuvia may timely provide.

6.4.          Third Party Infringement

6.4.1.     Notices. Each Party shall promptly report in writing to the other Party any (i) known or suspected infringement of any Licensed Process Patent Rights, Chromocell Product Know-How or Chromocell Product Patent Rights or (ii) unauthorized use or misappropriation of any Licensed Process Know-How by a Third Party, of which such Party becomes aware, relating to any Licensed Product within the Territory, and shall provide the other Party with all available information in its possession evidencing such infringement, or unauthorized use or misappropriation.

6.4.2.     Infringement. In the event either Party becomes aware that a Third Party may be offering a Licensed Product or may be otherwise infringing Licensed Process Intellectual Property, Chromocell shall have the right, but not the obligation, to initiate a lawsuit or take other appropriate action at its sole cost and expense that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise protect or enforce, Licensed Process Intellectual Property. In the event Chromocell does not commence a lawsuit or other appropriate action, Benuvia shall have the option but not the obligation to assume control and initiate a lawsuit or take other appropriate action at its sole cost and expense that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise protect or enforce, Licensed Process Intellectual Property. The Parties shall reasonably cooperate with respect to any action or settlement. Any damages awarded or settlement amounts obtained against such Third Party shall first be utilized to reimburse the Parties their respective costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in prosecuting such action, and thereafter any remaining amounts shall be payable to Chromocell and included in Net Sales for purposes of Section 5.2. Further, each Party agrees that it shall join such suit at its sole cost and expense if the relevant court would lack jurisdiction if such Party or its Affiliates or Sublicensees were absent from such suit, and each Party and its Affiliates and Sublicensees shall execute such legal papers and cooperate in the prosecution or defense of such suit as may be reasonably requested by the other Party.

6.4.3.     Conduct of Certain Actions. The Party initiating litigation under this Section 6.4 shall have the sole and exclusive right to select counsel for any litigation initiated by it pursuant to this Section.

6.5.          Third Party Infringement Claims. If a Party becomes aware of any Third Party claim that the development, manufacture or Commercialization of a Licensed Product infringes the Patent Rights of any Third Party in the Territory (collectively, a “Third Party Infringement Claim”), such Party shall promptly notify the other Party in writing. Chromocell shall have the right, within thirty (30) days after receiving written notice of a Third Party Infringement Claim, to assume the defense thereof, as well as the right to take other appropriate action that it believes is reasonably required to defend any such actual or threatened claim of infringement; provided that any counterclaims shall be handled in accordance with the enforcement provision of Section 6.4.2; and provided, further, (a) that Benuvia and its counsel (at the sole cost and expense of Benuvia) may participate in (but not control the conduct of) the defense of such Third Party Infringement Claim; and (b) that no settlement of any such Third Party Infringement Claim shall be entered into unless Benuvia shall have consented to such settlement in writing (which consent shall not be unreasonably withheld, conditioned or delayed). If Chromocell assumes the defense of a Third Party Infringement Claim, Chromocell shall (w) conduct the defense of the Third Party Infringement Claim in good faith, (x) have the right to appoint lead counsel in the defense of any such lawsuit and to control the litigation, (y) be responsible for all legal fees and costs in such litigation (other than Benuvia’s counsel and other legal fees incurred by Benuvia), and (z) be responsible for any and all financial compensation for damages awarded therein subject to indemnification obligations by Benuvia of Chromocell if and to the extent that any Third Party Infringement Claim is upheld based on actions of Benuvia. In order for Benuvia to have an opportunity to effectively participate in the defense of the Third Party Infringement Claim, Chromocell shall (1) ensure that its counsel, upon reasonable request by Benuvia in writing, provides Benuvia or its counsel promptly with copies of requested pleadings and written claims, demands, notices or other documents obtained in connection with such lawsuit, as permitted by law or otherwise and (2) consider in good faith the recommendations made by Benuvia. Benuvia agrees that it shall join such suit if the relevant court would lack jurisdiction if Benuvia was absent from such suit, and Benuvia shall execute such legal papers and cooperate, at Chromocell’s expense, in the defense of such suit as may be reasonably requested by Chromocell.

If Chromocell does not assume the defense of the Third Party Infringement Claim as set forth in this Section 6.5, Benuvia shall (A) have the right but not the obligation to appoint lead counsel in the defense of any such lawsuit and to control the litigation, (B) be responsible for all legal fees and costs in such litigation (other than Chromocell’s counsel), and (C) be responsible for any and all financial compensation for damages awarded therein subject to indemnification obligations by Chromocell of Benuvia if and to the extent that any Third Party Infringement Claim is upheld based on actions of Chromocell. Chromocell agrees that it shall join such suit if the relevant court would lack jurisdiction if Chromocell, its Affiliates and/or Chromocell Sublicensees was absent from such suit, and Chromocell, its Affiliates and/or Chromocell Sublicensees shall execute such legal papers and cooperate, at Benuvia’s expense, in the defense of such suit as may be reasonably required by Benuvia. For the avoidance of doubt, if Benuvia assumes the defense of a Third Party Infringement Claim, Chromocell and its counsel (at the sole expense of Chromocell) may participate in (but not control the conduct of) the defense of such Third Party Infringement Claim. In any case, no settlement of any such Third Party Infringement Claim shall be entered into unless Benuvia first consults with and solicits input in writing from Chromocell regarding the terms of any such settlement and obtains Chromocell’s consent to such settlement, such consent not to be unreasonably withheld, conditioned or delayed. Further, Benuvia shall (1) ensure that its counsel, upon reasonable request by Chromocell in writing, provides Chromocell or its counsel promptly with copies of requested pleadings and written claims, demands, notices or other documents obtained in connection with such lawsuit, as permitted by law or otherwise and (2) consider in good faith the recommendations made by Chromocell.

6.6.          Cooperation. In any infringement suit that either Party may institute to enforce the Patent Rights in the Territory, or in a suit for patent infringement that is brought by a Third Party against Chromocell or Benuvia in connection with the Licensed Product in the Territory, that either Party or both Parties are required or elect to defend, the other Party shall, at the reasonable request and expense of the Party initiating or defending such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE VII.
CONFIDENTIALITY

7.1.          Confidential Information. During the Term and for a period of seven (7) years after any termination or expiration of this Agreement, each Party (the “Receiving Party”) agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose except, in each case, pursuant to, and in order to carry out, the terms and objectives of this Agreement (which includes activities contemplated by the licenses granted in Article IV) or as otherwise specifically permitted under this Agreement, any Confidential Information of the other Party (the “Disclosing Party”); provided, however, if this Agreement is terminated prior to the expiration of the Term, the Know-How of a Party shall, except as provided in the third sentence of this paragraph, remain confidential indefinitely. The terms of this Agreement shall be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this Article VII. The restrictions on the disclosure and use by the Receiving Party of Confidential Information of the Disclosing Party set forth in the first sentence of this Section 7.1 shall not apply to any Confidential Information of the Disclosing Party that:

(a)            was known by the Receiving Party prior to disclosure by the Disclosing Party (as evidenced by the Receiving Party’s written records or other competent evidence);

(b)            is or becomes publicly known in the industry through no fault of the Receiving Party, its Affiliates, Sublicensees, or agents;

(c)            is disclosed to the Receiving Party by a Third Party, to the best of Receiving Party’s knowledge, having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the Disclosing Party and provided such Third Party is not disclosing such information on behalf of the Disclosing Party; or

(d)            is independently developed by personnel of the Receiving Party who did not have access to the Confidential Information (as evidenced by the Receiving Party’s written records or other competent evidence) and other than in connection with activities under this Agreement.

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country or of any stock exchange or Nasdaq, such Party shall provide at least three (3) Business Days prior written notice, along with a copy of such intended disclosure, to such other Party, shall consider in good faith the other Party’s comments, shall disclose only such Confidential Information of such other Party as is required to be disclosed and shall cooperate in the Disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures.

7.2.          Permitted Disclosures. Each Party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the Receiving Party’s employees, consultants, advisors, lawyers, and bona fide potential acquirors and potential investors, and to service providers, investigators, and Third Party contractors (collectively “Representatives”), in each case who are subject to written contractual obligations of confidentiality and non-use that would apply to such Confidential Information and are at least as stringent as the obligations applicable to the Receiving Party under this Agreement. Benuvia and Chromocell shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective Representatives, to treat such Confidential Information as required under Section 7.1 (as if such Representatives were Parties directly bound to the requirements of Section 7.1). Each Party may also disclose Confidential Information of the other Party to Regulatory Authorities and other governmental authorities, but solely in connection with the activities contemplated by this Agreement or in connection with the licenses granted under this Agreement.

7.3.          Publicity. Neither Party shall issue a press release or public announcement relating to the terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned, except that (a) Benuvia and Chromocell may issue a joint press release on mutual written agreement of both Parties; (b) a Party may issue such press release or public announcement if the contents of such press release or public announcement are consistent with a previously approved press release or have otherwise previously been made public other than through a breach of this Agreement; and (c) provided that the Party complies with the notice and review provisions set forth in this Section, such Party may issue such a press release or public announcement if required by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq. During the Term of this Agreement, in the event Benuvia or Chromocell is required by applicable law to publicly disclose any of the results generated by Chromocell or any of its Affiliates or Chromocell Sublicensees information provided by Benuvia or Chromocell related to the Licensed Product, or either Party is required by applicable law to disclose the terms of this Agreement, such Party shall give the other Party at least three (3) Business Days’ prior written notice, shall provide to such other Party a copy of the required disclosure, shall, if requested by such other Party, to the extent permitted by applicable law, request confidential treatment of any financial and other materials terms of this Agreement not previously disclosed under this Section, and shall consider in good faith any other comments of such other Party on such public disclosure. In any press releases or other public disclosure related to a Licensed Product, Chromocell shall reference Benuvia’s role as licensor of the Licensed Process Know-How and Licensed Process Patent Rights licensed under this Agreement.

7.4.          Return of Confidential Information. Upon termination of this Agreement , the Receiving Party shall, at the request of, and as directed by, the Disclosing Party, return or destroy Confidential Information of the Disclosing Party in the Receiving Party’s or any of its Affiliate’s or Sublicensee’s possession, and shall destroy any reports or notes in Receiving Party’s possession to the extent containing the Disclosing Party’s Confidential Information, and any electronic copies of any of the foregoing, and certify such return or destruction by a company officer, provided that (a) the Receiving Party may retain one copy of Confidential Information of the Disclosing Party for archival purposes; and (b) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.

ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

8.1.          Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)            It is duly organized and validly existing under the laws of its jurisdiction of formation and has the corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)            The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate action on the part of such Party. Such Party has taken all other action required by applicable law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.

(c)            The execution and delivery of this Agreement, and the performance as contemplated hereunder, by such Party shall not violate any applicable law or any agreement by which such Party is bound.

(d)            Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any Marketing Approvals, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for development, manufacture or Commercialization of any Licensed Product) or from any Third-Party.

(e)            Neither such Party nor any of its Affiliates has been debarred or is subject to debarment, and such Party has not used in any capacity in connection with the development or manufacture of the Licensed Product or other products prior to the Effective Date, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Further, during the Term each Party shall immediately notify the other if such Party (or in the case of Chromocell) or any employee of such Party has been debarred or is threatened with debarment. In that case, the Party who is not subject to such debarment may terminate this Agreement effective on ten (10) days’ notice.

8.2.          Benuvia’s Representations and Warranties. Benuvia hereby makes the following representations and warranties to Chromocell as of the Effective Date:

(a)            Benuvia has not received any written notice of or has actual knowledge of any threatened or actual claim that any Patent, Know-How or trade secret owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of any Licensed Product in the Territory, including the Rizatriptan Licensed Product if and when Chromocell revives any Licensed Patent Covering the Rizatriptan Licensed Product.

(b)            None of the Licensed Process Patent Rights owned or controlled are the subject of, nor does Benuvia have actual knowledge of, any pending or proposed re-examination, opposition, interference or litigation proceedings in the Territory.

(c)            Except with respect to the missing Invention Assignment Agreements from certain Inventors to the Licensed Patents, and except with respect to the expired or abandoned Licensed Patents with respect to Rizatriptan, Benuvia has the right to grant the licenses set forth in Section 4.1.

(d)            Exhibit C provides a true, complete and correct list as of the Effective Date of all (i) Patent Rights included within the Licensed Process Patent Rights in the Territory, and (ii) applications for Patents Rights included within the Licensed Process Patent Rights in the Territory.

8.3.          Compliance with Law. Each Party shall comply with all applicable laws and regulations in its performance of this Agreement, including, in the case of Chromocell, in the development, manufacture, Commercialization, Medical Affairs and use of any Licensed Product.

8.4.          No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS AND NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING EACH LICENSED PRODUCT, LICENSED PROCESSED INTELLECTUAL PROPERTY, CHROMOCELL PRODUCT PATENT RIGHTS, OR CHROMOCELL PRODUCT KNOW-HOW), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF THE LICENSED PROCESS PATENT RIGHTS OR LICENSED PROCESS KNOW HOW, CHROMOCELL PRODUCT PATENT RIGHTS, OR CHROMOCELL PRODUCT KNOW-HOW, OR THAT ANY LICENSED PRODUCT SHALL BE FREE FROM ANY INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING OR NOT INFRINGING THE LICENSED PROCESS PATENT RIGHTS OR LICENSED PROCESS KNOW-HOW COVERED BY THIS AGREEMENT.

ARTICLE IX.
INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

9.1.          Indemnification by Chromocell. Chromocell shall indemnify, hold harmless, and defend Benuvia, its Affiliates, and Benuvia Sublicensees, and their respective directors, officers, employees and agents (the “Benuvia Indemnitees”) from and against any and all damages, liabilities, costs, expenses and amounts paid in settlement (collectively, “Losses”) incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Chromocell in this Agreement, or any breach or violation of any material term of this Agreement by Chromocell; (b) the negligence or willful misconduct of Chromocell, its Affiliates, Chromocell Sublicensees, and their respective directors, officers, and employees in connection with activities undertaken pursuant to this Agreement; and (c) the research, development, Medical Affairs, Commercialization, or use of any Licensed Product by Chromocell and its Affiliates and Chromocell Sublicensees under this Agreement, including with respect to any Third Party Infringement Claim resulting from the activities of Chromocell that are not within the scope of activities allowed under the licensed granted by Benuvia in this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, Chromocell shall have no obligation to indemnify the Benuvia Indemnitees to the extent that the Losses arise out of or result from any breach of any representation or warranty made by Benuvia in this Agreement, any breach or violation of any term of this Agreement by Benuvia, the negligence or willful misconduct of any of the Benuvia Indemnitees.

9.2.          Indemnification by Benuvia. Benuvia shall indemnify, hold harmless, and defend Chromocell, its Affiliates and Chromocell Sublicensees and their respective directors, officers, employees and agents (the “Chromocell Indemnitees”) from and against any and all Losses incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Benuvia in this Agreement, or any breach or violation of any material term of this Agreement by Benuvia; (b) the negligence or willful misconduct of Benuvia, its Affiliates, Benuvia Sublicensees and its and their respective directors, officers and employees in connection with activities undertaken pursuant to this Agreement; and (c) with respect to any Third Party Infringement Claim resulting from the activities of Benuvia that are not within the scope of activities allowed under the license granted by Chromocell under Section 4.3 of this Agreement. Notwithstanding the foregoing, or anything in this Agreement to the contrary, Benuvia shall have no obligation to indemnify the Chromocell Indemnitees to the extent that the Losses arise out of or result from any breach of any representation or warranty made by Chromocell in this Agreement, any breach or violation of any term of this Agreement by Chromocell, the negligence or willful misconduct of any of the Chromocell Indemnitees.

9.3.          Indemnification Procedure. In the event of any such claim against any Chromocell Indemnitee or Benuvia Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party shall cooperate with the indemnifying Party and may, at the indemnified Party’s option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements entered into by any Indemnitee without the indemnifying Party’s prior written authorization.

9.4.          Limitation of Liability. NEITHER PARTY HERETO SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES OR IF SUCH DAMAGES ARE FORESEEABLE, EXCEPT WITH RESPECT TO A PARTY’S INDEMNICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER ARTICLE IX OR AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT, OR WILLFUL BREACH OF LICENSE RESTRICTIONS, OR BREACH OF ARTICLE VII (CONFIDENTIALITY). NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

9.5.          Insurance. During the Term and for a period of at least three (3) years after the last commercial sale of the Licensed Product under this Agreement, each Party shall maintain insurance, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, including product liability insurance including coverage for each Licensed Product in an amount not less than $5,000,000 per occurrence and $10,000,000 in the aggregate.

ARTICLE X.
TERM AND TERMINATION

10.1.       Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the end of the Royalty Term, unless earlier terminated in accordance with this Article X (the “Term”).

10.2.       Termination for Cause.

10.2.1.       This Agreement may be terminated in its entirety, on a Licensed Product by Licensed Product basis, and by country by country basis in the Territory, upon written notice by a Party if the other Party is in material breach of its obligations (other than payment obligations) hereunder and has not cured such material breach within sixty (60) days after written notice describing the nature of such material breach is provided to the breaching Party. If Chromocell breaches any of its payment obligations under the terms of this Agreement that are not the subject of a good faith dispute and Chromocell has not cured such breach within twenty (20) Business Days following the date Benuvia provides written notice to Chromocell of said breach for failure to pay as provided herein, this Agreement may be terminated in its entirety by Benuvia upon written notice to Chromocell.

10.2.2.       Either Party may terminate this Agreement upon the Bankruptcy Event of the other Party; provided however, that the Parties acknowledge and agree that this Agreement is a license of rights to “intellectual property” as such term is defined in Section 101 of the Bankruptcy Code for purposes of Section 365(n) of the Bankruptcy Code. The Parties agree that the non-bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code and any other equivalent law. The following is without prejudice to any rights that any non-bankrupt Party may have arising under this Agreement, the Bankruptcy Code or other applicable law. Further, upon occurrence of a Bankruptcy Event, the non-bankrupt party shall be entitled to a complete duplicate of or complete access to any such intellectual property, and all embodiments thereof. Such intellectual property and all embodiments thereof shall be promptly delivered to non-bankrupt Party (i) upon the occurrence of a Bankruptcy Event upon written request therefor by the non-bankrupt party, unless the bankrupt Party (or the bankruptcy trustee) shall have then elected to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, concurrently with, and as a condition to, the rejection of this Agreement by or on behalf of the non-bankrupt Party.

10.3.       [Reserved]

10.4.       Termination by Chromocell.

10.4.1.       In addition to Chromocell’s rights under Section 10.2, Chromocell shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to Benuvia in the event Chromocell determines in its reasonable business judgement that (i) any of the Licensed Products shall not be differentiated from oral tablets to result in a financially viable product; or (ii) after having discussed a Licensed Product with the FDA Chromocell determines in its reasonable business judgement that the cost of development of said Licensed Product shall exceed any reasonable forecast of a positive financial return. In the event Chromocell terminates this Agreement pursuant to this Section 10.4.1, except as set forth in Section 10.5, neither Party shall have further recourse against the other or their respective Affiliates and Sublicensees.

10.4.2.       In the event that Chromocell terminates this Agreement pursuant to Section 10.4 and Benuvia Commercializes any Licensed Product that incorporates Chromocell Product Know-How and/or Chromocell Product Patent Rights pursuant to Section 4.3, the Parties shall promptly negotiate a license agreement in good faith, including a payment by Benuvia to Chromocell of royalties on Net Sales for such Licensed Product in the Territory, calculated at the royalty rate of [***] ([***]%) percent.

10.5.       Effect of Termination.

10.5.1.       Termination of Licenses. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that was incurred prior to the effective date of such termination, and each of the Parties shall remain obligated to provide an accounting for and to pay amounts due. In the event of any termination of this Agreement, the license rights granted to Chromocell under Article IV shall terminate.

10.5.2.       Transfer of Information and Filings. Upon (i) the expiration of the Royalty Term for a Licensed Product, (ii) Benuvia’s termination of this Agreement under Section 10.2, or (iii) Chromocell’s termination of this Agreement under Section 10.4:

(a)        Chromocell shall, and shall cause its Affiliates to, as promptly as practicable, at Chromocell’s sole cost and expense, transfer to Benuvia or Benuvia’s designee:

(i)              possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including the Existing IND and all other INDs, Marketing Approvals and pricing and reimbursement approvals) relating to the development, manufacture or Commercialization of the Licensed Product and all product trademarks then being used by Chromocell to identify the Licensed Product, if any, together with the goodwill of the business symbolized by the trademark identifying each applicable Licensed Product, if any (the “Licensed Product Trademark(s)”) and all registrations and applications therefor in every country in the Territory, including any renewals and extensions of the registrations that are or may be secured, now or hereafter in effect, and all rights of action accrued and to accrue under and by virtue thereof, including the right to sue and recover for infringement of the product trademarks; provided, however, that in no event shall this Agreement permit Benuvia to use any non-Licensed Product Trademark Controlled by Chromocell and the goodwill related thereto; and

(ii)            all preclinical, clinical, safety and other data related to each applicable Licensed Product tangible form and in Chromocell’s or any Affiliate’s possession and control; and Chromocell shall use Commercially Reasonable Efforts to obtain for Benuvia the right to access all such data and reports in the possession or control of any Chromocell Sublicensees or other Third Parties; and

(iii)          tangible embodiments of Chromocell Product Know-How; provided, however, that Chromocell shall not have any obligation to perform under this (iii) in the event Benuvia is in breach of this Agreement.

(b)     Chromocell shall provide Benuvia and its designees with a right of reference to any IND, Marketing Approval or other filing or approval with any Regulatory Authority related to the development, manufacture or sale of each applicable the Licensed Product that has not yet been transferred to Benuvia or its designee under this Section, and where appropriate and required shall provide prompt notice to the applicable Regulatory Authority of such right of reference;

(c)     in the event that Chromocell has assumed responsibility under Section 6.4.1 with respect to Licensed Product Patent Rights, Chromocell shall transfer such responsibility and all related files and documents to Benuvia or its designee;

(d)     notwithstanding any language to the contrary in this Agreement, for a period of up to twelve (12) months following the Term Chromocell its Affiliates and Chromocell Sublicensees shall continue to have a limited license to the Benuvia Process Patents for the purpose of selling its remaining inventory of each applicable Licensed Product subject to payment of royalties under Section 5.2;

(e)     Chromocell shall use Commercially Reasonable Efforts to execute all documents and take all such further actions, as may be reasonably requested by Benuvia at Chromocell’s sole cost and expense, in order to give effect to this Section as soon as reasonably practicable.

10.5.3.       Manufacturing. In the event of any expiration or termination of this Agreement for any reason, to the extent Chromocell or any of its Affiliates or Chromocell Sublicensees, has engaged a Third Party to manufacture of any Licensed Product (or portion thereof) in accordance with Section 3.1.4, as of the date of notice of termination, Chromocell or any of its Affiliates or Chromocell Sublicensees shall use Commercially Reasonable Efforts to cooperate with Benuvia, and cause the Third Party manufacturer of the Licensed Product to cooperate with Benuvia in the transfer, scale-up and validation of the manufacturing process for the Licensed Product to Benuvia or Benuvia’s designee, including transfer of the master batch record, quality and analytical methods and all other relevant records reasonably requested by Benuvia related to production, testing and release of the Licensed Product, and shall make its personnel reasonably available to Benuvia to answer questions in connection with the foregoing. In addition, at Benuvia’s option, (a) Chromocell shall insure that such Third Party manufacturing contract shall terminate upon the termination of this Agreement, or (b) Chromocell shall use Commercially Reasonable Efforts to assign to Benuvia any Third Party manufacturing contract relating to the Licensed Product to which Chromocell or any of its Affiliates or Chromocell Sublicensees is a party.

10.6.       Survival. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of Sections 4.3, 5.2, 5.4, 5.7, 5.8, 6.1, 6.2, 10.5 and Articles I, VII, IX, XI and XII shall survive any expiration or termination of this Agreement; and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, shall survive.

ARTICLE XI.
DISPUTE RESOLUTION

11.1.       Referral of Unresolved Matters to Chief Executive Officers. In the event that the Parties are unable to resolve a dispute under this Agreement, within fifteen (15) days from the date such dispute is first brought to the other Party’s attention by written notice, the matter shall be referred to the respective chief executive officers of each Party to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral.

11.2.       Arbitration. Any dispute, claim or controversy arising from or related in any way to this Agreement, except for any dispute relating to ownership, inventorship, infringement, scope, validity or enforceability of intellectual property rights, which the Parties have not resolved under Section 11.1 shall be submitted for resolution to final and binding arbitration pursuant to the then current commercial arbitration rules of the American Arbitration Association (“AAA”). Whenever Chromocell or Benuvia decides to institute arbitration proceedings, it shall give written notice to the other Party stating the nature of the dispute in reasonable detail. Arbitration shall be held in New York, New York, USA, and it shall be conducted by a panel of three (3) arbitrators if the dispute relates to a payment amount of $250,000 or more and a single arbitrator if the dispute relates to the payment of less than $250,000. If arbitration shall be held by three (3) arbitrators, then, within thirty (30) days after the receipt of the dispute notice by a Party, each of Chromocell and Benuvia shall appoint one arbitrator each, and such arbitrators shall select a third arbitrator within thirty (30) days thereafter. In selecting a third arbitrator, the two (2) party-appointed arbitrators shall not rely upon, or be provided with, any list of arbitrators from the AAA. If either Party fails to appoint an arbitrator within the thirty-day period or if the two first arbitrators are unable to select a third arbitrator within such additional period, or if the arbitration is to be conducted by a single arbitrator, such arbitrator(s) shall be appointed by the AAA in accordance with AAA rules. Any and all arbitrators chosen hereunder shall have at least fifteen (15) years of firsthand licensing and product development experience in the pharmaceutical industry, whether in business development or as legal professionals and shall never have been employed (either as an employee or as an independent consultant) by either of the Parties, or any Affiliate or Sublicensee. All arbitrators eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days of the final arbitration hearing. The proceedings and decisions of the arbitrators shall be confidential, final and binding on the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. The Parties shall share equally the costs of the arbitrators, and each Party shall pay its own costs associated with the arbitration. Nothing in this Section shall preclude either Chromocell or Benuvia from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction concerning a dispute either prior to or during any arbitration, if necessary, to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

ARTICLE XII.
MISCELLANEOUS

12.1.       Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the state of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and venue shall be Manhattan.

12.2.       Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term, including obligations to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, terrorism, epidemic or pandemic, acts of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided that (a) the affected Party provides prompt written notice to the other Party of such failure or delay, (b) the affected Party uses Commercially Reasonable Efforts to mitigate the effects of the Force Majeure Event, and (c) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure Event if it arises from a failure of Chromocell or Benuvia to comply with applicable laws.

12.3.       Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement.

12.4.       Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given if delivered, in person or by a nationally recognized overnight courier, to the addresses set forth in the Preamble or such other addresses as may be designated in writing by the Parties from time to time during the Term.

12.5.       Assignment.

12.5.1.       Assignment Provisions. This Agreement may not be assigned or otherwise transferred by either Party (whether by operation of law or otherwise), without the written consent of the other Party. Notwithstanding the foregoing, upon written notice to the other party (i) Benuvia may assign its rights to receive license revenue under this Agreement and (ii) either Party may assign this Agreement without consent of the other Party (A) in the event of a Change of Control of such Party to the Third Party successor or purchaser if the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement within ten (10) days after assignment or (C) to an Affiliate, provided the assignor shall remain responsible for the payment and performance by such Affiliate of its obligations hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement. For the avoidance of doubt, the provisions of Section 5.1 of this Agreement may not be assigned or otherwise transferred (whether by operation of law or otherwise), except pursuant to the terms of the Stock Issuance Agreement.

12.5.2.       Amendment. The Parties hereto may amend, modify, waive or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both Parties hereto.

12.5.3.       Entire Agreement. This Agreement, including the Stock Issuance Agreement, along with all schedules and exhibits attached hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral; provided that any preexisting nondisclosure agreement between the Parties shall not be superseded by this Agreement as to confidential information provided prior to the Effective Date or otherwise not subject to this Agreement.. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.

12.5.4.       Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

12.5.5.       Waiver. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.

12.5.6.       No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

12.5.7.       Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided in this Agreement, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

12.5.8.       Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any law of any relevant jurisdiction, then such provision shall be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.

12.5.9.       Counterparts. This Agreement may be executed in any number of counterparts (including a .pdf version or by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Signature Page Follows

IN WITNESS WHEREOF, Benuvia and Chromocell have caused this Agreement to be duly executed by their authorized representatives, in duplicate, on the Effective Date.

BENUVIA OPERATIONS, LLC By: /s/ Darwin Richardson Name: Darwin Richardson Title: CEO
CHROMOCELL THERAPEUTICS CORPORATION By: /s/ Francis Knuettel II Name: Francis Knuettel II Title: CFO

SCHEDULE I – DEFINITIONS

“Adverse Event” shall have the meaning set forth in Section 3.2.1.

“Affiliate” of a Party means any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, such Party. For the purposes of this definition, “control” and related words are used as such terms are used in, and constructed under, Rule 405 of the Securities Act of 1933, as amended. Notwithstanding the foregoing, for the purposes of this Agreement, Benuvia, on the one hand, and Chromocell, on the other hand, shall not be considered “Affiliates” of each other.

“AAA” shall have the meaning set forth in Section 11.2.

“Agreement” means this Development and License Agreement, including any and all exhibits, schedules, appendices and other addenda to it and as it may be amended by the Parties from time to time in accordance with the provisions of this Agreement.

“Audited Party” shall have the meaning set forth in Section 5.8.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, and any successor statute.

“Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof or any other country or jurisdiction, where in the case of involuntary proceedings such proceedings have been consented to by the Party subject thereto or have not been dismissed or discharged within 60 days after they are instituted, (b) the making of an assignment for the benefit of creditors as to all or substantially all of a Party’s assets, or (c) appointment of a receiver, custodian, trustee, liquidator, assignee or other similar official for all or substantially all of a Party’s assets for the benefit of creditors.

“Benuvia” shall have the meaning set forth in the Preamble.

“Benuvia Indemnitees” shall have the meaning set forth in Section 9.1.

“Benuvia Sublicensee” means a Third Party (i) to whom Benuvia or any of its Affiliates, subject to the terms and conditions of this Agreement, grants a written sublicense under all or part of the Licensed Process Intellectual Property to develop, manufacture, use, offer to sell, sell or import any Licensed Product within the Territory; or (ii) otherwise designated by Benuvia or any of its Affiliates or Benuvia Sublicensees to distribute any Licensed Product within the Territory.

“Business Day” means a weekday on which banking institutions in New York are open for business.

“CMC” means chemistry, manufacturing and controls.

“Change of Control” means, with respect to a Party, any of the following: (i) the acquisition after the Effective Date, by an individual or entity or “group” (as defined in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended), of effective control (whether through legal or beneficial ownership of capital stock or membership interests, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of a Party (other than by means of any conversions or exercise of the holders of existing holders of capital stock or membership interests); or (ii) the acquisition, merger or consolidation of such Party with or into another entity, in which the holders of shares of voting capital stock of such Party, as the case may be, immediately prior to such acquisition, merger or consolidation cease to collectively own, directly or indirectly, at least fifty-one percent (51%) of the aggregate voting power of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation.

“Chromocell” shall have the meaning set forth in the Preamble.

“Chromocell Indemnitees” shall have the meaning set forth in Section 9.2.

“Chromocell Product Know-How” means any Know-How Controlled by Chromocell or any of its Affiliates at any time starting on the Effective Date and thereafter during the Term (including Chromocell Improvements) which has been incorporated into any Licensed Product or is otherwise directly relevant to the development, manufacture or use of any Licensed Product, but excluding Licensed Process Intellectual Property. For the sake of clarity and notwithstanding any language to the contrary in this Agreement, the term “Chromocell Product Know-How” does not and shall not include: (i) any intellectual property (including Know-How and Patent Rights) generated by or on behalf of Chromocell outside of the research, development, manufacturing, Commercialization or use of any Licensed Product or otherwise outside of the performance of this Agreement; (ii) intellectual property (including Know-How and Patent Rights) licensed or purchased by Chromocell from a Third Party or relates to such intellectual property; or (iii) any intellectual property (including Know-How and Patent Rights) related to products or product candidates of Chromocell or its Affiliates that do not utilize Licensed Process Intellectual Property.

“Chromocell Product Patent Rights” means any Patent Rights Controlled by Chromocell or any of its Affiliates at any time starting on the Effective Date and thereafter during the Term that Cover the research, development, manufacture, use, offer for sale, sale or import of any Licensed Product, but excluding Licensed Process Patent Rights and Benuvia Improvements.

For the sake of clarity and notwithstanding any language to the contrary in this Agreement, the term “Chromocell Product Patent Rights” does not and shall not include: (i) any intellectual property (including Know-How and Patent Rights) generated by or on behalf of Chromocell outside of the research, development, manufacturing, Commercialization or use of any Licensed Product or otherwise outside of the performance of this Agreement; (ii) intellectual property (including Know-How and Patent Rights) licensed or purchased by Chromocell from a Third Party or relates to such intellectual property; or (iii) any intellectual property (including Know-How and Patent Rights) related to products or product candidates of Chromocell or its Affiliates that do not utilize Licensed Process Intellectual Property.

“Chromocell Sublicensee” means a Third Party (i) to whom Chromocell or any of its Affiliates, subject to the terms and conditions of this Agreement, grants a written sublicense under all or part of the Licensed Process Intellectual Property to develop, manufacture, use, offer to sell, sell or import any Licensed Product within the Territory; or (ii) otherwise, subject to the terms and conditions of this Agreement designated by Chromocell or any of its Affiliates or designees to distribute any Licensed Product within the Territory.

“Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion, offering for sale, distribution or sale of any Licensed Product within the Territory, including; advertising; promotion; strategic marketing; market research; sales meetings; detailing; sample drops; activities related to national accounts, managed care accounts and other similar accounts and government Licensed Process; activities related to reimbursement; market and product support; customer service; product storage and distribution; order entry; billing; collection; invoicing; returns; and other marketing, sales, distribution and customer activities.

“Commercially Reasonable Efforts” means, with respect to the efforts of a Party to complete specific tasks or obligations under this Agreement relating to any Licensed Product, at least the level of efforts and resources that would be applied, consistent with prevailing pharmaceutical industry standards, by a typical pharmaceutical company with respect to a product at a similar stage in its product life and of similar market potential to the Licensed Product taking into account the competitiveness of the market, the proprietary position of the Licensed Product and the likely profitability of the Licensed Product. Commercially Reasonable Efforts shall be determined on a market-by-market basis for the Licensed Product, and it is anticipated that the level of effort shall change over time, reflecting changes in the status of the Licensed Product and the market involved.

“Confidential Information” means any information of a confidential or proprietary nature provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement, including Know-How, Patent Rights, protocols, packaging designs and materials, future development plans, product launch dates, manufacturing, regulatory, marketing, servicing, sales or financial matters relating to the Disclosing Party or any of its Affiliates and their business; provided that, notwithstanding anything in this Agreement to the contrary, Licensed Process Know-How generated by or on behalf of Chromocell or Benuvia shall be considered “Confidential Information” of both Benuvia and Chromocell, and each shall be deemed a Receiving Party.

“Control” or “Controlled” other than for purposes of the definition of Change of Control, means the possession by ownership or license of the right to grant licenses or sublicenses in the Territory without violating the terms of any agreement with a Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party.

“Cover”, “Covering” or “Covered” means, with respect to a product or process, that, in the absence of ownership of, or a license under, a Patent Right, the manufacture, use, offer for sale, sale or import of such product or process would infringe a Valid Claim of such Patent Right.

“Diclofenac Product” means any product that uses Diclofenac for diagnosing and/or treating of all human indications and diseases.

“Disclosing Party” shall have the meaning set forth in Section 7.1.

“Effective Date” shall have the meaning set forth in the Preamble.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“First Commercial Sale”, as to a particular country, means the first commercial sale of a Licensed Product by Chromocell or any of its Affiliates or Chromocell Sublicensees to a Third Party (or to an Affiliate or Chromocell Sublicensee that is an end user) in such country following receipt of such Marketing Approval as is required to sell such Licensed Product in such country.

“Force Majeure Event” shall have the meaning set forth in Section 12.2.

“Fully Burdened Cost” means Benuvia’s fully allocated cost of manufacturing a Licensed Product, including the cost of materials (including raw materials, active ingredients, excipients and packaging materials), freight and insurance, all direct costs (e.g., labor, materials, energy, utilities, quality control or other costs incurred directly in manufacturing the Licensed Product), all indirect costs (e.g., administrative labor costs, facility and equipment maintenance costs, depreciation of such facility and equipment and the cost of insurance, with respect to each, that are allocable to manufacturing Product and a reasonable allocation of overhead including facility rental and property tax, with the calculation of all such cost being base upon manufacturing-related generally accepted accounting principles consistently applied.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated, financial terms shall be calculated under GAAP.

“Improvement” means, with respect to any Licensed Process Intellectual Property, Chromocell Product Know-How or Chromocell Product Patent Rights, any patentable or material non-patentable improvements, variations, updates, adaptations, modifications, upgrades or enhancements thereto created, made, invented, or developed by or on behalf of a Party or its Affiliates (solely or jointly) during the Term and in the course of performing activities under this Agreement.

“IND” means an Investigational New Drug Application filed with the FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

“Indemnitee” shall have the meaning set forth in Section 9.3.

“Know-How” means all information not generally known to the public, including tangible materials (including copyrightable materials), inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, procedures, specifications, assays, skills, experience, techniques, data and results of experimentation and testing, including pharmacological, toxicological, safety, stability and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

“License Fee” shall have the meaning set forth in Section 5.1.

“Licensed Patent(s)” means the Patent Rights set forth on Exhibit C.

“Licensed Process Intellectual Property” means, collectively, all Licensed Process Know-How, Licensed Process Patent Rights and Benuvia Improvements thereto Controlled by Benuvia.

For the sake of clarity and notwithstanding any language to the contrary in this Agreement, the term “Licensed Process Intellectual Property” does not and shall not include: (i) any intellectual property (including Know-How and Patent Rights) generated by or on behalf of Benuvia outside of the research, development, manufacturing, Commercialization or use of any Licensed Product or otherwise outside of the performance of this Agreement; (ii) intellectual property (including Know-How and Patent Rights) licensed or purchased by Benuvia from a Third Party or relates to such intellectual property; or (iii) any intellectual property (including Know-How and Patent Rights) related to products or product candidates of Benuvia or its Affiliates that do not utilize Licensed Process Intellectual Property.

“Licensed Process Know-How” means all Know-How and other intellectual property (i) Controlled by Benuvia as of the Effective Date or during the Term (including Benuvia Improvements) related to the research, development, manufacture, Commercialization or use of any Licensed Product in the Territory.

For the sake of clarity and notwithstanding any language to the contrary in this Agreement, the term “Licensed Process Know-How” does not and shall not include: (i) any intellectual property (including Know-How and Patent Rights) generated by or on behalf of Benuvia outside of the research, development, manufacturing, Commercialization or use of any Licensed Product or otherwise outside of the performance of this Agreement; (ii) intellectual property (including Know-How and Patent Rights) licensed or purchased by Benuvia from a Third Party or relates to such intellectual property; or (iii) any intellectual property (including Know-How and Patent Rights) related to products or product candidates of Benuvia or its Affiliates that do not utilize Licensed Process Intellectual Property.

“Licensed Process Patent Rights” means any and all Patent Rights, including, but not limited to the Licensed Patents, Controlled by Benuvia on the Effective Date or at any time during the Term that Cover the research, development, manufacture, Commercialization, or use of any Licensed Product in the Territory. For the avoidance of doubt, in the event Chromocell revives any Licensed Patent that is expired or abandoned as of the Effective Date, such Licensed Patent shall be deemed a Licensed Process Patent Right.

“Licensed Product” means any Diclofenac Product, any Ondansetron Product, or, any Rizatriptan Product, including any Improvements thereon that is (i) Covered by a Valid Claim of Licensed Process Patent Rights or (ii) incorporates or is derived from Licensed Process Intellectual Property.

“Losses” shall have the meaning set forth in Section 9.1.

“Marketing Approval” means any approval, including a registration, license or authorization, and including pricing approvals in jurisdictions where that is necessary, from any Regulatory Authority required to Commercialize a Licensed Product in a jurisdiction within the Territory.

“Medical Affairs” means, with respect to a Licensed Product in the Territory, activities conducted following Marketing Approval regarding medical communications with prescribers, the provision of grants to fund investigator studies, publications, safety information and independent medical education.

“NDA” means a New Drug Application, Biologics License Application or equivalent submission filed with the FDA in connection with seeking Marketing Approval of a Licensed Product, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction within the Territory other than the United States.

“Net Sales” means the gross amount invoiced (or the fair market value of non-cash consideration) on sales (including leases or similar arrangements) of a Licensed Product in the Territory by Chromocell, its Affiliates or Chromocell Sublicensees to any Third Party, less the following deductions calculated in accordance with GAAP, consistently applied, to the extent such deductions are specifically and solely allocated to such Licensed Product and are actually taken, paid, accrued, allowed, included or allocated with respect to such sales:

(a)            normal and customary trade, cash and quantity discounts, allowances, and credits allowed or paid, in the form of deductions actually allowed with respect to sales of such Licensed Product;

(b)            retroactive price reductions, allowances or credits actually granted upon rejections or returns of such Licensed Product, including for recalls or damaged goods;

(c)            chargeback payments or rebates granted (and actually taken) to providers of health insurance coverage, health care organizations or other health care institutions (including hospitals) with respect to sales of such Licensed Product;

(d)           compulsory payments and cash rebates related to the sales of such Licensed Product paid to a governmental authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance Licensed Process or similar Licensed Process, to the extent allowed and taken;

(e)           reasonable, customary and necessary outbound freight, shipping, insurance and other transportation expenses, if actually borne by Chromocell or its Affiliates or Chromocell Sublicensees without reimbursement from any Third Party, which actual deductions shall not exceed [***] percent ([***]%) of the gross amount invoiced with respect to such sales; and

(f)            tariffs; duties; excise, sales, value-added and other similar taxes (other than taxes based on income); customs duties; or other government charges, in each case imposed on the sale of such Licensed Product to the extent included in the price and separately itemized on the invoice, including VAT, but only to the extent that such VAT are not reimbursable or refundable.

●	All aforementioned deductions shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the business practices of Chromocell or the applicable Affiliate or Chromocell Sublicensee consistently applied across its product lines and accounting standards and verifiable based on a company-wide reporting system.

●	In the case of any sale of such Licensed Product to a Third Party, other than a Chromocell Sublicensee or Affiliate, in a transaction that is not an arm’s length transaction, the gross invoice price included in the calculation of Net Sales with respect to such sale shall be the average selling price charged by Chromocell and its Affiliates and Chromocell Sublicensees and in arm’s length sales to Third Parties, other than Chromocell Sublicensees and Affiliates, in the applicable country and during the relevant period.

●	Notwithstanding the foregoing, disposition of such Licensed Product for use in clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing such Licensed Product where such Licensed Product is supplied without charge shall not result in any Net Sales, provided, however if Chromocell or any of its Affiliates or Chromocell Sublicensees charges for such Licensed Product, the amount billed shall be included in the calculation of Net Sales.

●	Chromocell shall not and shall ensure that its Affiliates shall not use any Licensed Product as a loss leader. Chromocell shall use Commercially Reasonable Efforts to ensure that its Chromocell Sublicensees shall not use any Licensed Product as a loss leader. Chromocell agrees, and shall ensure that its Affiliates agree, that if it prices a Licensed Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due under this Agreement, the Net Sales shall be adjusted to reverse any discount, allowances, credits, rebates, and other deductions (“Discount”) which was given to a customer that was in excess of customary Discounts for the Licensed Product (or, in the absence of relevant data for the Licensed Product, for other similar products under similar market conditions). All discounts shall be fairly and equitably allocated to the Licensed Product and other products of the Party and its Affiliates and Sublicensees such that no Licensed Product bears a disproportionate portion of such Discounts. If any Discounts are made in connection with sales of a Licensed Product that are bundled or sold together with other products of Chromocell or any of its Affiliates or Chromocell Sublicensees, in no event shall the Discounts applied to the Licensed Product exceed the Discount applied to other products of Chromocell, its Affiliates or Chromocell Sublicensees in such arrangement as a percentage of the respective list prices of the Licensed Product and such other products prior to applying the Discount.

●	Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of a Licensed Product are giving rise to Net Sales. No particular item may be deducted more than once in determining Net Sales.

“Ondansetron Product” means any product that uses Ondansetron for treating nausea and vomiting.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patent Rights” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, supplemental protection certificates and extensions and the like thereof, and all counterparts thereof in any country to the extent the foregoing is not expired, abandoned, or otherwise dedicated to the public domain.

“Quarterly Financial Report” shall have the meaning set forth in Section 5.4.2.

“Receiving Party” shall have the meaning set forth in Section 7.1.

“Regulatory Activities” mean all activities related to the preparation, filing, obtaining or maintenance of any IND, NDA, 505(b)(2) or other applicable qualifications, applications and registrations to conduct clinical trials and Marketing Approval with respect to a Licensed Product within the Territory and interaction with any Regulatory Authorities in the Territory related to the Licensed Product.

“Regulatory Authority” means any federal, national, multinational, state, county, city, provincial, or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, Commercialization, manufacture or sale of a pharmaceutical product in the Territory, including the FDA in the United States.

“Regulatory Documentation” means, with respect to a Licensed Product and in the Territory, all submissions for INDs and Marketing Approvals and related correspondence, including transmittal letters, safety reports, formal questions and responses, annual reports, and other official correspondence (such as preliminary and final Licensed Product labeling).

“Rizatriptan Product” means any product that uses Rizatriptan.

“Royalty Term” shall have the meaning set forth in Section 5.3.

“Safety Data Exchange Agreement” shall have the meaning set forth in Section 3.2.2.

“Sublicensee” means (i) as to Benuvia, a Benuvia Sublicensee; or (ii) as to Chromocell, a Chromocell Sublicensee.

“Term” means the term of this Agreement determined in accordance with Section 10.1.

“Territory” means worldwide.

“Third Party” means any person other than a Party or any of its Affiliates or their respective employees.

“United States” or “U.S.” means the United States of America and its territories and possessions.

“Valid Claim” means (i) a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or been dedicated to the public; and (ii) a claim in a pending patent application that has been pending for no more than ten (10) years and has not been abandoned, disclaimed, allowed to lapse or finally determined to be unallowable by the applicable governmental authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal; provided that if such claim is later issued, it shall again be a Valid Claim.

“505(b)(2)” means an application submitted to the FDA under 21 USC 355 Section 505(b)(2) in connection with seeking Marketing Approval of a Licensed Product, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction within the Territory other than the United States.

EXHIBIT A

IND Letters

[***]

EXHIBIT B

Stock Issuance Agreement

EXHIBIT C

Licensed Process Patent Rights

Country	Title	Application Number	Filing Date	Publication Number	Patent Num	Issue Date or Status
United States	Diclofenac Sublingual Spray – Defect in patent assignment chain of title	14/791,567	7/6/2015	20160008306	9855234	1/2/2018
United States	Ondansetron sublingual spray formulation - Defect in patent assignment chain of title	14/541,439	11/14/2014	20150133517	9,566,233	2/14/2017
United States	Sublingual Ondansetron Spray	15/230,633	8/8/2016	20170042861	10,172,833	1/8/2019
United States[1]	Liquid rizatriptan compositions	62/620,055	1/22/2018	N/A	N/A	Expired
United States[2]	Liquid rizatriptan compositions	16/251,545	1/8/2019	20190224171	N/A	Abandoned
International[3]	Liquid rizatriptan compositions	2019/014177	1/8/2019	2019/143925	N/A	Expired

1 Expired

2 Abandoned

3 Expired